UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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COMPUTER ASSOCIATES INTERNATIONAL, INC.

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Contacts:	Dan Kaferle	Jeanne Glass
	Public Relations	Investor Relations
	(631) 342-2111	(631) 342-2131
	daniel.kaferle@ca.com	jeanne.glass@ca.com

CA REPORTS MAJOR STOCKHOLDER SUPPORTS BOARD
OPPOSITION OF SHAREHOLDER PROPOSAL

ISLANDIA, N.Y., August 13, 2004 – Computer Associates International, Inc. (NYSE: CA), today said a major CA shareholder has indicated support of CA’s Board of Directors’ opposition of a shareholder proposal that would require the company to recoup any performance-based executive compensation award when a later restatement of financial results might affect the factors determining the award.

The proposal, submitted by Amalgamated Bank Long View Collective Investment Fund, will be voted on by shareholders at CA’s annual meeting on Aug. 25, 2004.

In an Aug. 6, 2004 letter to CA Management, Gregg J. Powers, president of Private Capital Management, which holds voting authority over more than 10 percent of CA’s outstanding stock, wrote, “We agree in spirit with Amalgamated’s concern. Since the company’s policies specifically endeavor to link corporate performance to executive compensation, it is reasonable and appropriate to expect the Board to review remuneration achieved under false or misleading circumstances and take appropriate action. We, however, disagree with the concept of a mandatory recoupment policy and therefore plan to vote against the proposal.

“Given the company’s difficult recent history, we are particularly concerned with the proposal’s potentially deleterious impact on employee morale,” Powers continued. “The requirement to recoup ‘all such bonuses or awards to the extent that specified performance targets were not achieved’ would imperil employee bonus payments that were not directly related to the historical accounting impropriety or were made to personnel who acted wholly in good faith. Such a policy would engender financial uncertainties for existing and prospective employees that do not exist at competing technology companies, impairing the company’s ability to attract and retain the best personnel.”

(more)

CA Reports Major Stockholder Supports Board press release, page 2

Powers concluded, “We understand that the Board intends to review the appropriateness of compensation paid to certain company officers and, upon reaching fact-based conclusions, will act in a fashion consistent with its fiduciary duties. Moreover, we believe that the Board has faithfully served shareholder interests during this recent period of difficulties. Therefore, we believe Amalgamated’s mandatory recoupment proposal is unnecessary, unproductive and potentially damaging to shareholders’ long-term interests.”

In responding to the proposal in the Proxy Statement for its annual meeting, the CA Board of Directors urged shareholders to vote against the proposal, stating:

“The Board agrees that performance-based compensation awards, granted with respect to a specific period, should be reviewed when a restatement of financial results for that period might affect the factors determining such award. The Company has stated that the Board is reviewing compensation paid to certain officers in prior years for which results have been restated and will take appropriate action following such review. Moreover, in the event that any future restatement calls prior compensation awards into question, the Board would expect to follow the same procedures. ... [A]lthough the [Compensation] Committee and the Board agree that a review of performance-based compensation is appropriate when results are restated, it believes that the proposal would require further actions that could be inadvisable or harmful to the Company and its stockholders.”

CA distributed its Proxy Statement for the 2004 Annual Meeting of Stockholders on or about July 29. Stockholders are encouraged to read the Proxy Statement, which contains important information about CA. Investors may obtain copies of the Proxy Statement and CA’s other SEC filings free of charge from the SEC’s website, www.sec.gov.

About CA

Computer Associates International, Inc. (NYSE:CA), the world’s largest management software company, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y., and operates in more than 100 countries. For more information, please visit http://ca.com.

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© 2004 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.